SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CHINDEX INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-3097642
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

4340 East West Highway, Suite 1100 Bethesda, Maryland	20814
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: N/A Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class To be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	NASDAQ Global Market

Securities to be registered pursuant to Section 12(g) of the Act:

None	None
(Title of Class)	(Name of Exchange)

Item 1.    Description of Registrant's Securities to be Registered

Item 1 of Form 8-A filed by Chindex International, Inc. (the "Company") on June 7, 2007, as amended to date, is hereby further amended to provide that:

On April 18, 2014, Chindex International, Inc. (the “Company”) entered into the Amended and Restated Agreement and Plan of Merger, dated such date (the “Merger Agreement”), by and among the Company, Healthy Harmony Holdings, L.P. (“Parent”), and Healthy Harmony Acquisition, Inc., a wholly-owned subsidiary of Merger Parent (“Merger Sub”), providing for the acquisition of the Company by way of merger (the “Merger”) by a buyer consortium comprised of an affiliate of TPG Asia VI, L.P., a Cayman Islands limited partnership (the "Sponsor"), Fosun Industrial Co., Limited, which is an affiliate of Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (the "Significant Stockholder"), and Ms. Roberta Lipson.  In connection with the Merger Agreement and the transactions contemplated thereby, the Board of Directors of the Company as of April 18, 2014 entered into Amendment No. 4 ("Amendment No. 4") to the Rights Agreement, dated as of June 7, 2007 (the "Rights Agreement"), as previously amended by Amendment No. 1 dated as of November 4, 2007 ("Amendment No. 1"), Amendment No. 2 dated as of June 8, 2010 ("Amendment No. 2"), and Amendment No. 3 dated as of February 17, 2014 ("Amendment No. 3") by and between the Company and American Stock Transfer & Trust Company, as Rights Agent.

On April 18, 2014, the Company and the Rights Agreement executed Amendment No. 4.  Capitalized terms used below but not defined herein shall have the meanings assigned thereto in the Rights Agreement as amended to date.  Amendment No. 4 provides, among other things, that each of clauses (i) and (ii) of the last sentence of Section 1(a) of the Rights Agreement is replaced in its entirety with the following, respectively:

(i)  none of Parent, Merger Sub or any of their respective Affiliates or Associates shall be, or shall be deemed to be, an Acquiring Person solely by virtue of (w) the execution and delivery of the Merger Agreement or any agreements, arrangements or understandings entered into by Parent, Merger Sub or any of their respective Affiliates or Associates as expressly contemplated by the Merger Agreement (including, without limitation, the Guarantee, the Equity Commitment Letters, the Support Agreement and any Additional Rollover Agreements (as defined in the Merger Agreement)) if such agreements, arrangements or understandings are in accordance with the terms and conditions of the Merger Agreement, (x) the announcement of the Merger Agreement or the Merger, (y) the consummation of the Merger or (z) the consummation of the other transactions contemplated by the Merger Agreement (including, without limitation, the transactions contemplated by the Guarantee, the Equity Commitment Letters, the Support Agreement and any Additional Rollover Agreements) upon the terms and conditions of the Merger Agreement;

(ii)  none of Parent, Merger Sub, Sponsor, Significant Stockholder, any other party to the Support Agreement, any Additional Rollover

Stockholder or any of their respective Affiliates or Associates shall be, or shall be deemed to be, an Acquiring Person solely by virtue of (x) the execution and delivery of the Support Agreement, the Additional Rollover Agreements (if any, as defined in the Merger Agreement), the Side Agreement or any agreements, arrangements or understandings entered into by Parent, Merger Sub, Sponsor, Significant Stockholder or any other party to the Support Agreement as expressly contemplated by the Support Agreement (including, without limitation, the Letters of Commitment and the Subscription Agreement (as defined in the Support Agreement)), any Additional Rollover Agreement or the Side Agreement or (y) any actions taken pursuant to the Support Agreement, the Additional Rollover Agreements (if any), the Side Agreement or any such other agreements, arrangements or understandings (each of the events set forth in the foregoing clauses (i)(w), (i)(x), (i)(y), (i)(z), (ii)(x) and (ii)(y), a "Merger Exempt Event").

Amendment No. 4 further provides, among other things, that each of the following definitions of terms replaces the definition of such term in its entirety, respectively:

(jj)            “Equity Commitment Letters” shall mean (x) the amended and restated equity financing commitment letter, dated as of April 18, 2014, executed by Sponsor in favor of Parent, pursuant to which Sponsor has committed to invest in Parent the amount set forth therein and (y) the amended and restated equity financing commitment letter, dated as of April 18, 2014, executed by Significant Stockholder in favor of Parent, pursuant to which Significant Stockholder has committed to invest in Parent the amount set forth therein.

(kk)           “Guarantee” shall mean the amended and restated limited guarantee, dated as of April 18, 2014, executed by Sponsor in favor of the Company with respect to certain of the obligations of Parent and Merger Sub under the Merger Agreement.

(mm)           “Merger Agreement” shall mean the Amended and Restated Agreement and Plan of Merger, dated as of April 18, 2014, by and among the Company, Parent and Merger Sub (as it may be amended or supplemented from time to time), pursuant to which, among other things, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation as a wholly-owned subsidiary of Parent (the “Merger”).

(qq)           “Side Agreement” shall mean the Agreement by and among Parent, Sponsor and Significant Stockholder dated as of April 18, 2014.

(tt)           “Support Agreement” shall mean the Support Agreement, dated as of February 17, 2014, by and among Parent, Sponsor and each stockholder of the Company listed on Schedule A thereto (as it may be amended or supplemented from time to time with the written consent of the Company) and a letter agreement re Support Agreement, dated as of April 18, 2014, by and among Sponsor, Ms. Roberta Lipson and Significant Stockholder.

The Rights Agreement is filed as Exhibit 1 to the Company's Registration Statement on Form 8-A, filed with the Securities and Exchange Commission (the "Commission") on June 7, 2007, and is incorporated herein by reference.  Amendment No. 1 is filed as Exhibit 10.2 to the Current Report on Form 8-K, filed with the Commission on November 7, 2007, and is incorporated herein by reference.  Amendment No. 2 is filed as Exhibit 10.3 to the Current Report on Form 8-K, filed with the Commission on June 14, 2010, and is incorporated herein by reference.  Amendment No. 3 is filed as Exhibit 4.1 to the Current Report on Form 8-K, filed with the Commission on February 18, 2014, and is incorporated herein by reference.  Amendment No. 4 is filed as Exhibit 4.1 to the Current Report on Form 8-K, filed with the Commission on April 21, 2014, and is incorporated herein by reference.  The foregoing description of the Rights Agreement, Amendment No. 1, Amendment No. 2, Amendment No. 3 and Amendment No. 4 does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2.     Exhibits

Exhibit No.	Description

4.1
Rights Agreement, dated as of June 7, 2007, between Chindex International, Inc. (the “Company”) and American Stock Transfer & Trust Company, as Rights Agent, filed as Exhibit 1 to the Company’s Registration Statement on Form 8-A, filed by the Company on June 7, 2007 and incorporated herein by reference.

4.2
Amendment No. 1 to Rights Agreement, dated April 18, 2014, between Chindex International, Inc. and American Stock Transfer & Trust Company, as Rights Agent, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed by the Company on November 7, 2007 and incorporated herein by reference.

4.3
Amendment No. 2 to Rights Agreement, dated June 14, 2010, between Chindex International, Inc. and American Stock Transfer & Trust Company, as Rights Agent, filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed by the Company on June 14, 2010 and incorporated herein by reference.

4.4
Amendment No. 3 to Rights Agreement, dated February 18, 2014, between Chindex International, Inc. and American Stock Transfer & Trust Company, as Rights Agent, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed by the Company on February 18, 2014 and incorporated herein by reference.

4.5
Amendment No. 4 to Rights Agreement, dated April 18, 2014, between Chindex International, Inc. and American Stock Transfer & Trust Company, as Rights Agent, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed by the Company on April 21, 2014 and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  April 22, 2014

CHINDEX INTERNATIONAL, INC.

By:	/s/ Lawrence Pemble
Name:	Lawrence Pemble.
Title:	Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1
Rights Agreement, dated as of June 7, 2007, between Chindex International, Inc. (the “Company”) and American Stock Transfer & Trust Company, as Rights Agent, filed as Exhibit 1 to the Company’s Registration Statement on Form 8-A, filed by the Company on June 7, 2007 and incorporated herein by reference.

4.2
Amendment No. 1 to Rights Agreement, dated April 18, 2014, between Chindex International, Inc. and American Stock Transfer & Trust Company, as Rights Agent, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed by the Company on November 7, 2007 and incorporated herein by reference.

4.3
Amendment No. 2 to Rights Agreement, dated June 14, 2010, between Chindex International, Inc. and American Stock Transfer & Trust Company, as Rights Agent, filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed by the Company on June 14, 2010 and incorporated herein by reference.

4.4
Amendment No. 3 to Rights Agreement, dated February 18, 2014, between Chindex International, Inc. and American Stock Transfer & Trust Company, as Rights Agent, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed by the Company on February 18, 2014 and incorporated herein by reference.

4.5
Amendment No. 4 to Rights Agreement, dated April 18, 2014, between Chindex International, Inc. and American Stock Transfer & Trust Company, as Rights Agent, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed by the Company on April 21, 2014 and incorporated herein by reference.